EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-185655 on Form S-3 and the following Registration Statements on Form S-8: 333-150791, 33- 48358, 33-62005, 333-31715, 333-62256, 333-84014, 333-88924, 333-116701, 333-166517, 333-166518, 333-179884 and 333-188352 of EOG Resources, Inc. of our report dated February 18, 2015, relating to the consolidated financial statements of EOG Resources, Inc. and subsidiaries, and the effectiveness of EOG Resources, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 18, 2015